Exhibit 99.1

CONTACT:

John Van Heel

Chief Executive Officer

(585) 647-6400

Robert Gross

Executive Chairman

(585) 647-6400

Catherine D’Amico

Executive Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors: Leigh Parrish

Media: Kelly Whitten

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER

AND FISCAL 2014 FINANCIAL RESULTS

~Record Fourth Quarter Net Income up 47% to $11.9 Million~

~ Record Fiscal 2014 sales up 14% to $831.4 Million ~

~ Fiscal 2014 Net Income up 28% to $54.5 Million; EPS of $1.67 versus $1.32 in Fiscal 2013 ~

~ Fiscal 2015 Estimated EPS Range of $1.95 to $2.15 ~

~ Increasing Quarterly Cash Dividend by 18.0% ~

ROCHESTER, N.Y. – May 22, 2014 – Monro Muffler Brake, Inc. (NASDAQ: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 29, 2014.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2014 increased 3.7% to a record of $203.2 million as compared to $195.9 million for the fourth quarter of fiscal 2013. The sales increase for the fourth quarter was due primarily to an increase in sales from newly acquired stores, offset by a comparable store sales decrease of 1.3%. Comparable store sales were relatively flat for the maintenance and exhaust categories, and decreased approximately 2% for tires, brakes and alignments, and 3% for front end/shocks.

Gross margin improved 190 basis points to 37.9% in the fourth quarter from 36.0% in the prior year due to reduced material costs and payroll control. Total operating expenses were $55.6 million, or 27.4% of sales, as compared with $55.1 million, or 28.1% of sales, for the same period of the prior year. The decrease in operating expenses as a percent of sales is due to leverage from higher overall sales and focused cost control, partially offset by higher utilities due to the more severe winter weather.

Operating income for the quarter increased 38.4% to $21.4 million from $15.5 million in the fourth quarter of fiscal 2013. Interest expense was $2.4 million as compared to $3.1 million in the fourth quarter of fiscal 2013.

Net income for the fourth quarter increased 46.5% to a record $11.9 million from $8.1 million in the prior year period. Diluted earnings per share for the quarter increased 44.0% to $.36, and exceeded the Company’s estimated range of $.32 to $.35. This compares to diluted earnings per share of $.25 in the fourth quarter of fiscal 2013. Net income for the fourth quarter reflects an effective tax rate of 37.6% as compared with 34.8% for the prior year period.

The Company opened four and closed two locations during the fourth quarter, ending the quarter with 953 stores.

Fiscal Year Results

Net sales for fiscal 2014 increased 13.6% to $831.4 million from $732.0 million for fiscal 2013. The total sales increase for the fiscal year of $99.4 million was due to an increase in sales from recently acquired stores, partially offset by a .5% decrease in comparable store sales.

Gross margin improved 50 basis points to 38.5% for fiscal 2014 as compared to 38.0% in the prior year due to reduced product costs, payroll control, and leverage of distribution and occupancy costs, which more than offset a sales mix shift to the lower margin tire category, related primarily to recently acquired stores.

Total operating expenses were $224.6 million, or 27.0% of sales, for fiscal 2014, as compared with $204.4 million, or 27.9% of sales, for the prior fiscal year. The year-over-year decrease in operating expenses, as a percentage of sales, of 90 basis points, is due to leverage from higher overall sales and focused cost control. Operating income for the year increased 29.4% to $95.3 million from $73.7 million in fiscal 2013. Interest expense was $9.5 million in fiscal 2014 as compared to $7.2 million in fiscal 2013.

Net income for fiscal 2014 increased 27.9% to $54.5 million, or $1.67 per diluted share. This compares to net income of $42.6 million, or $1.32 per diluted share, for fiscal 2013.

John Van Heel, President and Chief Executive Officer stated, “We are very pleased with our team’s ability to deliver earnings results ahead of expectations for the fourth quarter due to 1% higher comparable store tire units, improved margins, our ongoing focus on cost control and continued outperformance of our recent acquisitions. While we were hopeful that consumer spending would have been stronger, we were encouraged that we ended fiscal 2014 with positive traffic driven by an increase of 1% in comparable store oil change and tire units for the year, demonstrating that customers are continuing to service their vehicles at our stores. At the same time, we experienced some weather-related disruption to our business in the fourth quarter, while throughout the fiscal year, we saw customers continue to delay purchases and trade down from higher cost tires and automotive maintenance and repair purchases. Notably, customer acceptance of our expanded tire offerings, and our execution on our recent acquisitions, were better than planned and drove our significant increase in operating margin for the quarter and the year. Overall, we ended fiscal 2014 strongly positioned to continue leveraging our flexible business model and pursuing our disciplined acquisition strategy. We remain confident in our ability to further increase our market share and deliver strong sales and earnings growth in both strong and weak environments.”

Cash Dividend Increased 18%

The Company also today announced that its Board of Directors has approved a $.02 increase in the Company’s cash dividend for the first quarter of fiscal year 2015 to $.13, which translates to an annual rate of $.52 per share and represents an increase of $.08 per share or 18% from the dividends paid in fiscal 2014. The cash dividend is payable quarterly to shareholders of record on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend of $.13 per share for the first quarter of fiscal 2015 will be payable on June 12, 2014 to shareholders of record as of June 2, 2014.

Acquisitions Update

Monro Muffler Brake also announced today that it has signed definitive agreements to acquire 21 stores that are expected to generate approximately $16 million in annualized sales. The acquisition of these stores allows the Company to extend its geographic footprint into Michigan, a new state for the Company, with 19 stores which will operate under the Monro Brake & Tire brand. The remaining acquired stores fill in an existing market. These acquisitions are expected to add approximately 2% annualized sales growth on top of the Company’s over 30% acquisition sales growth achieved in the 11 deals closed in fiscal 2013 and 2014. The transactions are expected to close this quarter.

Company Outlook

Based on current visibility, business and economic trends, and the acquisitions we expect to complete in our first quarter, the Company anticipates fiscal 2015 sales to be between $875 and $905 million. Comparable store sales in fiscal 2015, which now include the acquisitions made in fiscal 2013, are anticipated to increase in the range of 1% to 4%. Fiscal 2015 diluted earnings per share are expected to be in the range of $1.95 to $2.15, an increase of 17% to 29% as compared to $1.67 diluted earnings per share in fiscal 2014. The estimate is based on 32.8 million weighted average shares outstanding.

For the first quarter of fiscal 2015, the Company anticipates comparable store sales to increase in the range of 2% to 3%. The Company expects diluted earnings per share for the first quarter to be between $.52 and $.55, with the fiscal 2015 acquisitions slightly dilutive, as compared to $.42 for the first quarter of fiscal 2014. First quarter comparable store sales to date are up 2%, on top of a 3% increase for the same period in the first quarter of fiscal 2014, due to positive oil change and tire units and strength in our service business.

Mr. Van Heel concluded, “Our long-term outlook for the industry and company remains positive. We are pleased that severe winter weather experienced across our markets and our strong customer relationships are driving increased traffic and required repairs early this fiscal year. We continue to actively manage our business in this environment, where we see the consumer continue to trade down and allocate spending to essential needs. We are also pleased that our expanded tire assortment continues to provide value to consumers and, at the same time, drives increased profitability in our business. Our acquisitions continue to outperform and we expect the transactions we have completed in the past two fiscal years to be significantly accretive to earnings. We look forward to the contributions from the acquisition of the 21 stores we announced today. In addition, we remain very encouraged by the opportunities we see to complete further acquisitions in the near future and expect this year to be strong for acquisition growth. Finally, the increase in our cash dividend announced today, which is the ninth increase in the last nine years, reflects the Board’s continued confidence in Monro’s long-term strategic plan and commitment to increasing shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 22, 2014 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-505-4375 and using the required pass code 2710256. A replay will be available approximately one hour after the recording through Friday, June 6, 2014 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 6, 2014.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 951 stores in 22 states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2014.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2014	2013	% Change
Sales	$203,244	$195,910	3.7%
Cost of sales, including distribution and occupancy costs	126,220	125,336	0.7

Gross profit	77,024	70,574	9.1
Operating, selling, general and administrative expenses	55,622	55,111	0.9

Operating income	21,402	15,463	38.4
Interest expense, net	2,397	3,071	(22.0)
Other income, net	(76)	(81)	(7.1)

Income before provision for income taxes	19,081	12,473	53.0
Provision for income taxes	7,173	4,346	65.0

Net income	$11,908	$8,127	46.5

Diluted earnings per share	$.36	$.25	44.0%

Weighted average number of diluted shares outstanding	32,768	32,297
Number of stores open (at end of quarter)	953	937

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2014	2013	% Change
Sales	$831,432	$731,997	13.6%
Cost of sales, including distribution and occupancy costs	511,458	453,850	12.7

Gross profit	319,974	278,147	15.0
Operating, selling, general and administrative expenses	224,627	204,442	9.9

Operating income	95,347	73,705	29.4
Interest expense, net	9,470	7,213	31.3
Other income, net	(659)	(332)	98.4

Income before provision for income taxes	86,536	66,824	29.5
Provision for income taxes	32,077	24,257	32.2

Net income	$54,459	$42,567	27.9

Diluted earnings per common share	$1.67	$1.32	26.5%

Weighted average number of diluted shares outstanding	32,642	32,308

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 29,	March 30,
	2014	2013
Assets
Cash	$1,205	$1,463
Inventories	124,920	118,210
Other current assets	41,991	46,737

Total current assets	168,116	166,410
Property, plant and equipment, net	281,883	275,046
Other non-current assets	309,957	297,977

Total assets	$759,956	$739,433

Liabilities and Shareholders’ Equity
Current liabilities	$136,741	$138,130
Capital leases and financing obligations	81,199	86,962
Other long-term debt	105,841	127,847
Other long-term liabilities	20,191	21,452

Total liabilities	343,972	374,391
Total shareholders’ equity	415,984	365,042

Total liabilities and shareholders’ equity	$759,956	$739,433